(Print or Type Responses)

                             Joint Filer Information

Title of Security:          Common Stock and Series B Mandatorily Convertible
                            Redeemable Preferred Stock

Issuer & Ticker Symbol:     Horizon Offshore, Inc. (HOFF)

Designated Filer:           Elliott International, L.P.

Other Joint Filers:         Elliott International Capital Advisors Inc. ("EICA")

Addresses:                  The address of EICA is for each Holdings and
                            CI is 712 Fifth Avenue, 36th Floor, New York,
                            New York 10019.

Signatures:


Dated:  April 11, 2005      ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.


                            By: /s/ Elliot Greenberg
                                --------------------
                                    Elliot Greenberg
                                    Vice President